Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 14, 2025, except for:

●	Note 28.13, as to which the date is June 20, 2025,
●	Note 28.14, as to which date is August 13, 2025,
●	Note 28.15 and 28.16 as to which is December 15, 2025, and
●	Note 28.17 as to which is February 17, 2026,

relating to the consolidated financial statements of SMX (Security Matters) Public Limited Company (“the Company”) for the year ended December 31, 2024, appearing in the Company’s Form F-1, dated February 17, 2026.

Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

Tel Aviv, Israel

March 6, 2026